Exhibit 99.1

Second Quarter Report

June 30, 2012

September 10, 2012

Dear Shareholder:

In my Quarterly Letter to the Shareholders, I traditionally discuss the financial performance of our Company and compare current results to prior periods. Today, I want to talk with you and elaborate on the issues facing not only our Company but also the industry and to share with you what we are trying to accomplish for our customers, associates and shareholders.

First, our Company is making progress and out-performing our peers. That is not to say times are good. It is to say we have faired better than other financial institutions that are comparable to us in size and similar circumstances. Loan demand has continued to decline within our communities, our state and our region and slowed our growth. Assets, however, still increased by $4.2 million from June 2011 to June 2012. Due primarily to the additional expenses of managing asset quality and a non-recurring gain from the sale of investment securities of $357 thousand dollars, earnings from operations essentially remained level quarter over quarter. Earnings for the second quarter were $401 thousand. Year to date for the 6-months ending June 30, 2012 net income is up $183 thousand to $1.1 million compared to $918 thousand for the first six months of 2011. Net income available to shareholders, which takes into consideration the payment of dividends on preferred stock issued by the Company, was $778 thousand as of June 30, 2012, compared to $595 thousand as of June 30, 2011.

The reality is banks earn two-thirds of their income from the spread they make on assets (loans & investments) versus the cost of funds (deposits, borrowings and capital). Today, the economy has withered the demand for loans to such an extent that we are not able to find good, reasonably risky loans in sufficient volume to offset the monthly repayment of existing loans in our portfolio. When that happens, the loan portfolio shrinks. While our sources of funds (deposits) have continued to increase, our only way to make money is to invest in securities. With the low interest rates the Federal Reserve has engineered, the yields on securities have fallen to unprecedented levels (as have mortgage rates). This makes it difficult, if not impossible, for the bank to make a profit on additional customer deposits. This is one reason we have temporarily suspended offering CD specials. We cannot deploy the funds without losing money.

At the same time, the economic correction we as a nation have been undergoing for the past several years is dramatically affecting businesses and individuals in their ability to repay their debts and the value of collateral supporting those debts. Housing prices, for example, have fallen between 25% and 35% in North Carolina; higher even in some markets like the beaches and the mountains. As customers default on loans, banks are forced to take ownership of the collateral pledged to secure the loans.

There is anemic demand for housing and virtually no buyers for commercial real estate or unimproved land. When this happens, banks own “non-earning assets” and bear additional costs associated with maintenance, repairs, taxes (often back taxes as well), vandalism, etc. We actively market these assets which further involves additional cost (e.g. commissions, advertising, etc.) We have made progress in selling significant amounts of foreclosed assets, but sometimes there is a loss the bank takes in making or financing the sale. The good news is the amount of collateral we are foreclosing on has slowly diminished, but the bad news is many real estate properties we own through foreclosure are difficult to sell at this point in the economy. Our ratio of non-performing assets to total assets has improved to 3.16% from 3.44% during 2012. We forecast continued improvement, but it is a slow slog for the next year or more.

Adding to the cost of operating a financial institution is a mountain of new regulations and new compliance mandates. The entire banking industry, including Uwharrie Capital Corp, is facing increased regulatory and compliance burdens that are affecting both income and expenses negatively. The Dodd-Frank Act passed in 2010 contains hundreds of new regulations, including the creation of a new regulatory agency, the Consumer Financial Protection Bureau (CFPB), with unprecedented authority to interpret and impose new regulations unilaterally. The requirements to comply with the new regulations include additional time for associates to understand, develop and implement procedures and policies and new software for ongoing tracking and reporting, all which create additional expenses. We anticipate future regulations like the Durbin Amendment, which is a portion of the Dodd-Frank Act, to reduce interchange fees on debit card purchases and ultimately reduce the associated income.

Fortunately, we have been successful in generating substantial fee income through mortgage refinancing to offset some of the compression our net interest margin is undergoing. Revenue from our mortgage banking operations during the second quarter exceeded our expectations at $667 thousand, compared to $331 thousand for the same period last year. Nevertheless, all bank earnings are suffering “death from a thousand cuts” from lack of loan demand, new regulations and asset quality.

While we are still burdened by these difficult times, we have been successful in maintaining profitability compared to many North Carolina banks dealing with unprofitable operations. We are strong and solid, with capital sufficient to meet the challenges of a banking industry going through a historic transition. Additionally, we are focused on developing new efficiencies, higher earnings and sound credit decisions, knowing we are going to have to adapt and do things differently in this new banking world in which we operate. We are looking for strategic opportunities that will allow us to remain true to our mission and create value for all our stakeholders.

Management is looking at new loan and fee income strategies, potential acquisitions/partnerships and addressing costs of our operations on a number of levels. We are being very careful to cut costs aggressively, but prudently, so as to maintain the quality and competitiveness of our offerings. For the past year or so, we have redeployed associates to fill vacancies due to attrition rather than hiring new associates to fill these vacancies. This is often difficult to accomplish due to the skill sets the positions may require, but as the volume declines in one area, it does free up personnel to take on new challenges and work in other areas of our Company.

Some may wonder why we are doing various facility improvements in this environment. The banking industry is refocusing on how physical branches fit into strategic plans going forward. The advent of new electronic banking channels is changing customer preferences and definitions of “convenience.” Branches are very expensive to build, but more expensive to staff and operate over time. Branch offices will be necessary, but banks will exist with fewer of them and they will migrate from transaction orientation to sales and service of more complicated financial solutions. We have put on hold new branches in Anson, Stanly & Cabarrus Counties. We have entered into an agreement to sell a site in Cabarrus County that we purchased 10 years ago for a branch but no longer feel the location is optimal. We are fortunate to have secured an interested buyer and this sale is expected to close in December.

However, we cannot allow our existing offices and customer facilities to become dilapidated, shabby or in disrepair. To that end, we are selectively refurbishing as required. In one instance, we began a remodeling of a highly visible facility (the old Cabarrus Bank Building) we acquired a couple of years ago in downtown Albemarle at a very advantageous price. This building was acquired with the intention of moving our Credit Administration, Loan Operations and Finance departments from their current cramped locations. Part of this facility was to be provided as a welcome center for Stanly County, manned and operated by a community organization.

We began refurbishing the facility more than 2 years ago. Late last year, we decided to stop renovation until the economy and our earnings improved. However, we were well into stabilizing the facility (outside façade) from the weather and had made commitments to both the general and sub-contractors. In the long run, it would cost us substantially more to abandon the stabilization at this point. Therefore, we are finishing the exterior stabilization but are deferring the interior renovations until we are in a better economic environment.

It has been said that times of crisis are the father of creativity and the mother of new opportunity. If that be the case, then we have much to look forward to as a community of people. This last decade is already being referred to as the “lost decade.” The numbers are officially in and they reveal that our middle class in America is shrinking. Inflation adjusted income for the average family is down, while unstable stock prices, volatile weather and water and energy shortages are all adding increased financial pressures.

Unemployment and the decline in real estate values have been key components impacting our communities and as a reflection of the communities we serve, our Company. For the last two years, the Quarterly Shareholder Letters have talked about our focus on the fundamentals of delivering exceptional service to our customers and managing asset quality as our communities navigate the challenging economic times that have lingered. The tremendous time, effort and energy working with our customers and their unique circumstances is paying off as we are pleased to see positive loan quality trends.

It is times like these when one best realizes how important and special our Company is. We seek to do the right things for each other, our customers, our community and our shareholders. We believe we have weathered the worst. We will continue to get stronger. We will prevail.

The importance of a local bank that can help to create capital, economic insight and jobs to develop a local economy has never been more important. You have the commitment from the Board of Directors and management that we will continue to pursue opportunities that align us to the new reality of our communities and our role in the world today. We remain committed to making a difference in the communities we serve. Thank you for your continued investment and for the trust and confidence you have placed in our Company.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick

Roger L. Dick

President and Chief Executive Officer